UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 12, 2015

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA		94089
(Address of principal executive offices)		(Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Ilan Daskal, Cepheid’s Executive Vice President, Chief Financial Officer, is transitioning out of Cepheid effective August 13, 2015.

(c)

On August 12, 2015, Cepheid promoted Dan Madden, 47, previously Vice President and Corporate Controller, to Executive Vice President, Chief Financial Officer, effective as of August 13, 2015.

Mr. Madden has served as Cepheid’s Vice President and Corporate Controller since June 2014 and, from February through April 2015, also served as Cepheid’s Acting Chief Financial Officer. Prior to joining Cepheid, from November 2012 through January 2014, Mr. Madden served as Vice President Finance and Corporate Controller of Symmetricom, Inc., a timekeeping technology developer, manufacturer and supplier, which was acquired by Microsemi Corporation in November 2013. From March 2008 through November 2012, Mr. Madden served as Vice President, Finance and Investor Relations of Symmetricom, Inc. Prior to that, from September 2005 through March 2008, Mr. Madden served as Vice President and Corporate Controller of Sonic Solutions, a computer software company. Mr. Madden holds a Bachelor of Science degree in Business Administration from California State University, Sacramento and is a Certified Public Accountant.

In connection with Mr. Madden’s promotion, his annual base salary was increased to $375,000 and the target annual cash bonus that Mr. Madden is eligible to receive pursuant to Cepheid’s 2015 Incentive Plan was increased to 60% of his base salary. Further, on August 13, 2015, Mr. Madden was granted 5,000 restricted stock units (“RSUs”) pursuant to Cepheid’s 2015 Equity Incentive Plan (the “Plan”) and a notice of RSU award and award agreement that will vest over a four-year period with 25% of the RSUs vesting on the first anniversary of the grant date and an additional 1/16th of the RSUs vesting at the end of each three-month period thereafter, for so long as Mr. Madden is providing services to Cepheid. Mr. Madden was also granted an option to purchase 45,000 shares of Cepheid’s common stock (the “Option”) with an exercise price equal to the closing price of Cepheid’s common stock on August 13, 2015. The Option was granted pursuant to the Plan and a notice of option and option agreement and will vest over a four-year period with 25% of the shares vesting on the first anniversary of the grant date and the remaining shares vesting monthly thereafter for the following thirty-six months until all of the shares subject to the Option are fully vested, for so long as Mr. Madden is providing services to Cepheid.

In connection with his promotion, Mr. Madden entered into an amendment to his existing Change of Control Retention and Severance Agreement, solely to reflect increased benefits as a result of his promotion to Executive Vice President and consistent with Cepheid’s standard form of Change of Control Retention and Severance Agreement applicable to Cepheid’s executive officers (as so amended, the “Change of Control Agreement”). Pursuant to the Change of Control Agreement, if Mr. Madden’s employment is terminated without Cause (as defined in the Change of Control Agreement) or he resigns within 90 days following a Diminution of Responsibilities (as defined in the Change of Control Agreement), in either case within twelve months following a Change of Control (as defined in the Change of Control Agreement), he will be entitled to a lump sum payment equal to (i) eighteen months of his then-current base salary plus (ii) 100% of the target bonus for which he would have been eligible during the year of termination pursuant to Cepheid’s then-effective cash incentive bonus plan, and all of

Mr. Madden’s stock options and shares of restricted stock units, and any other equity-based compensation granted to Mr. Madden after the date of the Change of Control Agreement, will become fully vested and exercisable, and all Cepheid repurchase, forfeiture or similar rights with respect to such equity-based compensation will terminate. Any benefits available under the Change of Control Agreement are conditioned upon Mr. Madden’s execution of a general release in favor of Cepheid. The description of Mr. Madden’s Change of Control Agreement set forth herein is qualified in its entirety by reference to the full text of Cepheid’s form of Change of Control Agreement, which is Exhibit 10.01 hereto and is incorporated herein by reference.

Except as described above, the terms of Mr. Madden’s employment will remain unchanged.

Item 8.01	Other Events.

On August 13, 2015, Cepheid issued a press release announcing Ilan Daskal’s departure from Cepheid and Dan Madden’s appointment as Cepheid’s Executive Vice President, Chief Financial Officer. The press release is attached hereto as Exhibit 99.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title

10.01	Form of Change of Control Retention and Severance Agreement between Cepheid and each of its executive officers, as amended. (Incorporated by reference to Exhibit 10.18 filed with the Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014.)

99.01	Press release dated August 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: August 13, 2015	By:	/s/ John L. Bishop
	Name:	John L. Bishop
	Title:	Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit Title

10.01	Form of Change of Control Retention and Severance Agreement between Cepheid and each of its executive officers, as amended. (Incorporated by reference to Exhibit 10.18 filed with the Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014.)

99.01	Press release dated August 13, 2015.